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                                                                    Exhibit 10.2

March 5, 2006

J. William Brooks
Persimmon Road
Sewickley, Pennsylvania 15143

Dear Bill:

     This letter is intended to reflect the terms of our discussion regarding your continued employment with Education Management Corporation (the "Company") through June 30, 2006 and your entitlement to certain severance benefits. For convenience, capitalized terms used, but not otherwise defined, in this letter will have the same meanings as in the Employment Agreement between you and the Company, dated June 12, 2003 (the "Employment Agreement"). By signing the Attachment to this letter you agree to and acknowledge the terms of this letter in their entirety.

     1. You have agreed to remain as President of the Company, employed pursuant to the terms of your existing Employment Agreement, through June 30, 2006, at which time you will resign from all offices and relinquish all titles with respect to the Company and its subsidiaries. June 30, 2006 will be deemed your Date of Termination for purposes of your Employment Agreement. In consideration of your agreement to continue your employment until June 30, 2006, the Company has agreed to treat your resignation from the Company as a termination for Good Reason under the Employment Agreement. Accordingly, the Company and you acknowledge and agree that, notwithstanding any provisions of your Employment Agreement to the contrary, upon resignation, you are entitled to the Severance Benefits set forth in Section 7.3(a) of your Employment Agreement, as modified by paragraph 2 of this letter agreement. For purposes of clarification only, you will be entitled to continuation of all welfare benefits under Section 7.3(a)(i)(C) and your stock awards, including both stock options and restricted stock, will continue to vest and (in the case of stock options) be exercisable in accordance with Section 7.3(a)(i)(E) of your Employment Agreement.

     2. Following your resignation, in lieu of the payment of your Accrued Obligations to which you would otherwise be entitled under Section 7.3(a)(i)(A) of your Employment Agreement, you will receive a payment equal to the sum of (i) any accrued but unpaid Base Salary and (ii) an amount equal to 100% of your Base Salary, which represents your target bonus opportunity under Section 3.2 of your Employment Agreement for fiscal year 2006. In addition,

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J. William Brooks
March 5, 2006
Page 2

in the event that your actual bonus payment for fiscal year 2006, based on achievement of applicable performance goals and otherwise determined in accordance with the Fiscal Year 2006 Management Incentive Compensation Plan (the "MICP"), would exceed 100% of your Base Salary, you will be paid such excess amount at the same time as other bonuses are paid to executives under the MICP. Further, upon your resignation, you will receive a severance payment, in lieu of the payments to which you would otherwise be entitled under Section 7.3(a)(i)(B) of your Employment Agreement, equal to one times your current Base Salary and your Average Bonus (the "Severance Payment"). The payments provided under this paragraph 2 will be made in a single lump sum cash payment within thirty days after the Date of Termination. Further, the payments provided under this paragraph 2, in addition to the Severance Benefits you receive under Section 7.3(a)(i) of your Employment Agreement, will be subject to the release requirements of Section 7.3(a)(ii) of your Employment Agreement.

     3. In the event of the consummation of a transaction constituting a Change in Control of the Company before June 30, 2008 (a "Triggering Event"), you will receive a payment equal to two times your current Base Salary and your Average Bonus, or if the payment occurs after June 30, 2006, two times your Base Salary and your Average Bonus in effect immediately prior to your resignation. This payment will be made in a single lump sum cash payment within thirty days after the date of the Triggering Event. The amount of the payment described in this paragraph 3 will be reduced by the amount of any Severance Payment received by you under paragraph 2 of this letter (including any amount withheld for taxes with respect to such payment). In addition, you will be entitled to the continuation of welfare benefits in accordance with Section 7.3(b)(i)(C) of your Employment Agreement.

     4. Except as specifically provided in paragraph 2 of this letter agreement, you will not be eligible for or otherwise entitled to any Pro Rata Bonus or any other bonus or incentive payment in accordance with Section 3.2 of your Employment Agreement for fiscal year 2006 or any period following your resignation. Upon your resignation as provided in this letter agreement, you will not be eligible for or otherwise entitled to any other severance payment under your Employment Agreement (other than the Severance Benefits payable or provided under Section 7.3(a)(i) of your Employment Agreement, as modified by this letter agreement) or any other severance or similar payments that would be payable under any other agreement, plan, program or policy of the Company. Notwithstanding any of the foregoing, you will continue to be eligible to receive the Gross-Up Payment under Section 7.5 of your Employment Agreement, in accordance with the terms thereof.

     5. Notwithstanding the last sentence of Section 8.3 of your Employment Agreement, you agree that, upon your resignation, you will be subject to the non-compete provisions of Section 8.3 of your Employment Agreement until the earlier of (i) June 30, 2007, and (ii) a Triggering Event. If a Triggering Event has already occurred prior to your resignation, you will not be subject to the non-compete provisions of Section 8.3 and they will not be enforceable against you following your resignation. Notwithstanding the provisions of this paragraph, the

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J. William Brooks
March 5, 2006
Page 3

Company will review any specific waivers or exceptions to the non-compete provisions of the Employment Agreement at your request on a case-by-case basis, but any waiver or exception will be in the sole discretion of the Company and must be evidenced by a writing signed by the Company's Chief Executive Officer.

     6. Notwithstanding the foregoing provisions of this letter or any provisions of your Employment Agreement to the contrary, if the Company determines that any amounts to be paid to you under this letter or your Employment Agreement are subject to Section 409A of the Code, then the Company shall in good faith adjust the form and the timing of such payments as it reasonably determines to be necessary or advisable to be in compliance with
Section 409A. If such a payment must be delayed to comply with Section 409A, then the deferred payments shall be paid at the earliest practicable date permitted by Section 409A.

     7. Payments described in this letter will be subject to any tax withholding that the Company is required to withhold.

     8. Except as specifically modified herein, your Employment Agreement shall remain in full force and effect and by signing this agreement you agree to continue to be bound by the Employment Agreement, except as herein modified.

     Please feel free to direct any questions or concerns regarding the terms of this letter to the undersigned. This modification to your Employment Agreement will become effective upon the date of your signature on the Attachment to this letter.

                                        Sincerely


                                        /s/ John R. McKernan, Jr.
                                        ----------------------------------------
                                        John R. McKernan, Jr.
                                        Chief Executive Officer
                                        Education Management Corporation

Attachment

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                                   ATTACHMENT

                     AGREEMENT AND ACKNOWLEDGEMENT OF TERMS

The undersigned hereby agree to and acknowledge the terms and provisions of the attached letter from John R. McKernan, Jr. to J. William Brooks, dated March 5, 2006, and further expressly agree and acknowledge that such terms and provisions are a modification of the provisions of the Employment Agreement between Education Management Corporation and J. William Brooks, dated June 12, 2003. This Attachment may be signed in counterparts.

Agreed and Acknowledged:


/s/ J. William Brooks                   /s/ John R. McKernan, Jr.
-------------------------------------   ----------------------------------------
J. William Brooks                       John R. McKernan, Jr.
                                        Chief Executive Officer
                                        Education Management Corporation

Date: March 5, 2006                     Date: March 5, 2006